NEWS RELEASE
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                                      CONTACT:       Kevin McDermed
                                                     913 367 2121
                                                     NYSE: FDY

                     ATCHISON CASTING CORPORATION COMPLETES
                               SALE OF SUBSIDIARY

         Atchison, Kansas - December 20, 2001 - Atchison Casting Corporation
(NYSE:"FDY") today announced the sale of substantially all of the assets of its
Jahn Foundry Corp. subsidiary to New England Iron, LLC, a newly formed LLC principally owned by Advanced Iron, LLC. Jahn Foundry manufactures shell-molded gray iron castings for the agriculture, air conditioning, compressor, pump and automotive markets.

         "Jahn Foundry suffered a very serious industrial accident on February
25, 1999," said Hugh H. Aiken, CEO. "The employees of Jahn have put forth an outstanding effort, but as yet have been unable to return to the productivity and earnings levels experienced prior to the accident," continued Mr. Aiken.
"While we are confident that Jahn can recover, the lack of payments under our business interruption insurance policy since June 2000 makes it difficult for
ACC to continue to finance Jahn's recovery," concluded Mr. Aiken. The cash portion of the proceeds will be used to retire a portion of the Company's outstanding indebtedness.

          For fiscal years 2000 and 2001, Jahn Foundry recorded net sales of
$10.7 million and $8.4 million, respectively, and net losses of $113,000 and
$2.4 million, respectively, excluding an impairment charge of $13.9 million in the fourth quarter of fiscal 2001 and a non-recurring gain of $10.9 million recorded in the second quarter of fiscal 2001 relating to insurance claims resulting from the industrial accident. For the first quarter of fiscal 2001 and fiscal 2002, Jahn Foundry recorded a net loss of $723,000 and $383,000, respectively, on sales of $2.1 million and $1.6 million, respectively.

         As previously announced, the Company is negotiating the sale of Los
Angeles Die Casting. This transaction, if consummated, is now expected to close during the third quarter of fiscal 2002.

         ACC produces iron, steel and non-ferrous castings for a wide variety of equipment, capital goods and consumer markets.

         This press release contains forward-looking statements that involve risks and uncertainties. Such statements include the Company's expectations as to future performance. Among the factors that could cause actual results to differ materially from the forward looking statements are the following: costs of closing foundries, success in selling Los Angeles Die Casting, the impact that terrorist activities on and after September 11, 2001 and any related military responses may have on

                          ATCHISON CASTING CORPORATION
      400 SOUTH FOURTH STREET o P.O. BOX 188 o ATCHISON, KANSAS 66002-0188
                      o (913) 367-2121 o FAX (913) 367-2155

the markets served by the Company, business conditions and the state of the general economy, particularly the capital goods industry, the strength of the
U.S. dollar, British pound sterling and the Euro, interest rates, the Company's ability to renegotiate or refinance its lending arrangements, utility rates, the availability of labor, the successful conclusion of union contract negotiations, the results of any litigation arising out of the accident at Jahn Foundry, results of any litigation or regulatory proceedings arising from the accounting irregularities at the Pennsylvania Foundry Group, the competitive environment in the casting industry and changes in laws and regulations that govern the
Company's business, particularly environmental regulations.

                          ATCHISON CASTING CORPORATION
      400 SOUTH FOURTH STREET o P.O. BOX 188 o ATCHISON, KANSAS 66002-0188
                      o (913) 367-2121 o FAX (913) 367-2155